Exhibit 99.1

Meade Instruments Corporation
6001 OAK CANYON, IRVINE, CALIFORNIA 92618-5200 U.S.A.
(949) 451-1450 ■ FAX: (949) 451-1460 ■ www.meade.com

Brent W. Christensen, CFO Meade Instruments Corp. (949) 451-1450	E.E. Wang/Brandi Piacente The Piacente Group (212)481-2050

Meade Instruments Reports Fiscal 2007 Third Quarter Results

IRVINE, Calif. – January 4, 2007 – Meade Instruments Corp. (Nasdaq NM: MEAD) today reported results for the third quarter of fiscal year 2007, ended November 30, 2006.

Net sales for the three months ended November 30, 2006 were $48.5 million versus $53.1 million in the comparable period a year ago, an 8.7% decrease. Third-quarter 2007 net loss was $(1.2) million, or $(0.06) per share, compared to net income of $1.5 million, or $0.08 per diluted share, in the comparable period a year ago.

Net sales for the nine months ended November 30, 2006 were $85.8 million compared with $96.5 million in the same period last year, an 11.1% decrease. The net loss for the nine months ended November 30, 2006 was ($10.7) million, or ($0.55) per share, compared to net loss of $(0.8) million, or $(0.12) per diluted share, for the nine months ended November 30, 2005.

Gross profit decreased from $14.7 million for the third quarter of fiscal 2006 to $10.3 million for the third quarter of fiscal 2007. Gross profit and gross margin were significantly impacted by the company’s program to aggressively reduce its worldwide inventory and product SKUs.

Steve Muellner, President and CEO of Meade Instruments, said: “Our results for the quarter were affected by reduced sales of our high-end and mid-level telescope products that stemmed from softness in demand and temporary production delays related to our transition to lower-cost manufacturing. In addition, during the quarter, our gross profit margin was negatively affected by our continued effort to aggressively reduce our inventory and SKU count.

“During the quarter we saw some slight improvement in our riflescope sales as we started to see the benefits of the past months’ efforts in our overseas production. Our overseas supplier is now beginning to produce quantities that we believe will increase our inventories to appropriate levels to better allow us to meet customer demand in the coming fiscal year. With the addition of an experienced Asian outsourcing partner, and increased internal operations resources and expertise, we are aggressively working to execute on programs to improve our supply chain and operational efficiency and are hopeful that we will begin to achieve significant improvements from our efforts in fiscal 2008.”

Selling, general and administrative expenses decreased slightly from $9.5 million in the fiscal 2006 third quarter to $9.4 million for the fiscal 2007 third quarter, which included $0.7 million in additional legal and accounting expenses related to the stock option investigation and related expenses.

Research and development expenses increase to $0.5 million for the third quarter of fiscal 2007 from $0.4 million for the same period last year. The increase was due primarily to an increase in development costs for new products that the Company expects to introduce in fiscal 2008.

Teleconference

The Company’s management will host a conference call today to discuss these recent financial results and Meade Instruments’ business outlook. To participate in the teleconference, which begins at 2:00 p.m. PST (5:00 p.m. EST) today, please call 1-800-479-9001 (or 1-719-457-2617) approximately 10 minutes prior to the conference call start time. Investors can also listen to the call live via the Internet at www.meade.com and www.earnings.com. These Web sites will host an audio archive of the call. An audio replay of the call will be available starting at 4:00PM PST (7:00PM EST) today and through January 18, 2007. Investors can access the replay by dialing 1-888-203-1112 (international callers should dial 1-719-457-0820) and entering the passcode 4058783.

About Meade Instruments
Meade is a leading designer and manufacturer of optical products including telescopes and accessories for the beginning to serious amateur astronomer. Meade offers a complete line of binoculars under the Bresser®, Meade® and Simmons® brand names that address the needs of everyone from the casual observer to the serious sporting or birding observer. Meade also offers a complete line of riflescopes under the Simmons®, Weaver® and Redfield® brand names. The Company distributes its products worldwide through a network of specialty retailers, mass merchandisers and domestic and foreign distributors. Additional information on Meade is available at www.meade.com.

“Safe-Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This news release contains comments and forward-looking statements based on current plans, exceptions, events, and financial and industry trends that may affect the Company’s future operating results and financial position expectations, including the Company’s expectation that its riflescope inventory levels will be appropriate to meet customer demand in the next fiscal year; and the Company’s ability to execute on programs to improve its supply chain and operational efficiency which will result in significant improvements in fiscal 2008. Such statements involve risks and uncertainties which cannot be predicted or quantified and which may cause future activities and results of operations to differ materially from those discussed above. Such risks and uncertainties include, without limitation: the Company’s ability to produce sufficient riflescope inventory to meet customer demand; the Company’s ability to execute its programs related to improving operational efficiency and improving its supply chain difficulties; failure of Asian manufacturers to supply the Company with its newly designed Simmons riflescopes in sufficient quantities; as well as the other risks and uncertainties previously set forth in the Company’s filings with the Securities and Exchange Commission. The historical results achieved are not necessarily indicative of future prospects of the Company. For additional information, refer to the Company’s filings with the Securities and Exchange Commission.

MEADE INSTRUMENTS CORP.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	November 30,	February 28,
	2006	2006
ASSETS

Current assets:
Cash	$893,000	$7,589,000
Accounts receivable, less allowance for doubtful accounts of $746,000 at November 30, 2006 and $483,000 at February 28, 2006	43,387,000	16,822,000
Inventories	28,246,000	34,359,000
Prepaid expenses and other current assets	1,044,000	395,000

Total current assets	73,570,000	59,165,000
Goodwill	3,141,000	2,115,000
Acquisition-related intangible assets, net	4,766,000	5,018,000
Property and equipment, net	5,098,000	5,371,000
Other assets, net	159,000	571,000

	$86,734,000	$72,240,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Bank lines of credit	$20,567,000	$4,229,000
Accounts payable	11,277,000	5,899,000
Accrued liabilities	7,535,000	5,773,000
Income taxes payable	1,993,000	133,000
Current portion of long-term debt and capital lease obligations	212,000	1,306,000

Total current liabilities	41,584,000	17,340,000

Long-term debt and capital lease obligations	1,222,000	1,410,000
Deferred income taxes	1,540,000	1,540,000
Deferred rent	122,000	222,000
Commitments and contingencies

Stockholders’ equity:
Common stock; $0.01 par value; 50,000,000 shares authorized; 20,090,000 and 20,004,000 shares issued and outstanding at November 30, 2006 and February 28, 2006, respectively	201,000	200,000
Additional paid-in capital	44,983,000	44,890,000
Retained earnings	(2,604,000)	8,086,000
Deferred stock compensation	(196,000)	(507,000)
Accumulated other comprehensive (loss) income	1,157,000	682,000

	43,541,000	53,351,000
Unearned ESOP shares	(1,275,000)	(1,623,000)

Total stockholders’ equity	42,266,000	51,728,000

	$86,734,000	$72,240,000

MEADE INSTRUMENTS CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	November 30,		November 30,
	2006	2005	2006	2005
		as restated		as restated

Net sales	$48,498,000	$53,092,000	$85,829,000	$96,494,000
Cost of sales	38,189,000	38,424,000	69,160,000	70,827,000

Gross profit	10,309,000	14,668,000	16,669,000	25,667,000
Selling expenses	5,502,000	6,528,000	13,284,000	14,327,000
General and administrative expenses	3,866,000	3,010,000	10,905,000	8,931,000
ESOP expense	79,000	91,000	229,000	262,000
Research and development expenses	467,000	395,000	1,173,000	1,066,000

Operating income (loss)	395,000	4,644,000	(8,922,000)	1,081,000
Interest expense	277,000	419,000	492,000	854,000

Income (loss) before income taxes	118,000	4,225,000	(9,414,000)	227,000
Provision for income taxes	1,299,000	2,744,000	1,276,000	992,000

Net income (loss)	$(1,181,000)	$1,481,000	$(10,690,000)	$(765,000)

Basic and diluted income (loss) per share	$(0.06)	$0.08	$(0.55)	$(0.12)

Weighted average number of shares outstanding — basic	19,641,000	19,410,000	19,585,000	19,326,000

Weighted average number of shares outstanding —diluted	19,641,000	19,446,000	19,585,000	19,326,000